Exhibit 10(g)(x)
AMENDMENT NUMBER NINE
TO THE
HARRIS CORPORATION RETIREMENT PLAN

WHEREAS, Harris Corporation, a Delaware corporation (the “Corporation”), heretofore has adopted and maintains the Harris Corporation Retirement Plan, as amended and restated effective January 1, 2016 (the “Plan”);
WHEREAS, pursuant to Section 17.1 of the Plan, the Management Development and Compensation Committee of the Corporation’s Board of Directors (the “Compensation Committee”) has the authority to amend the Plan;
WHEREAS, pursuant to Section 13.3 of the Plan, the Compensation Committee has delegated to the Employee Benefits Committee of the Corporation (the “Employee Benefits Committee”) the authority to adopt non-material amendments to the Plan;
WHEREAS, the Corporation has entered into a Sale Agreement with MHVC Acquisition Corp. (“MHVC”) dated as of January 26, 2017 pursuant to which the Corporation is selling to MHVC a certain portion of the Corporation’s government services business operated within its Critical Networks segment (such agreement, as it may be amended from time to time, the “Sale Agreement”);
WHEREAS, as a result of such contemplated sale and other recent business divestitures, the Employee Benefits Committee desires to amend the Plan (i) to update its provisions with respect to the rate of matching contribution available to certain participants and (ii) in certain other respects; and
WHEREAS, the Employee Benefits Committee has determined that such amendment is non-material.
NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, contingent upon the occurrence of the “Closing” (for all purposes of this Amendment Number Nine, as such term is defined in the Sale Agreement), and effective as of the Closing Date (as such term is defined in the Sale Agreement), as follows:
1.    Article 2 hereby is amended to delete therefrom the following definitions:
“CapRock Employee”, “Legacy HTSC Employee”, “Legacy MCS Employee”, “MCS Employee”, “Mission Sustainment Employee”, “TARS Employee” and “Wage Determination Employee”.

2.    Article 2 hereby is amended to add thereto the following new definition:

FAA Field Services Employee. An Eligible Employee assigned to perform services primarily in support of, and designated in company records as a member of, the division of the Company and its affiliates identified as “FAA Field Services.”
3.    Section 4.2 hereby is amended in its entirety to read as follows:

Section 4.2.    Matching Contributions
. (a) In General. Subject to the limitations set forth in Article 6, and except as otherwise provided in an Appendix for a specified group of Employees, each Employer shall make a matching contribution for each payroll period on behalf of each of its Eligible Employees who has been credited with one Year of Service. Except as otherwise provided in an Appendix for a specified group of Employees, the rate of such matching contribution shall be as set forth in Section 4.2(b) or (c), as applicable.
(b)    FAA Field Services Employees. The rate of matching contribution with respect to an FAA Field Services Employee shall equal 50% of the aggregate of (i) the pre-tax contribution and/or designated Roth contribution made on behalf of such Participant pursuant to Section 4.1(a) and (ii) the after-tax contribution made on behalf of such Participant pursuant to Section 5.1(a); provided, however, that pre-tax, designated Roth and after-tax contributions in excess of 6% of a Participant’s Compensation for a payroll period shall not be considered for purposes of matching contributions.
(c)    Other Eligible Employees. The rate of matching contribution with respect to an Eligible Employee other than an FAA Field Services Employee shall equal 100% of the aggregate of (i) the pre-tax contribution and/or designated Roth contribution made on behalf of such Participant pursuant to Section 4.1(a) and (ii) the after-tax contribution made on behalf of such Participant pursuant to Section 5.1(a); provided, however, that pre-tax, designated Roth and after-tax contributions in excess of 6% of a Participant’s Compensation for a payroll period shall not be considered for purposes of matching contributions. Notwithstanding the foregoing, in the case of an Eligible Salaried Retirement Plan Participant, pre-tax, designated Roth and after-tax contributions in excess of 5% of his or her Compensation for a payroll period shall not be considered for purposes of matching contributions under this Section 4.2(c).
(d)    Contributions Not Eligible for Match. Notwithstanding the foregoing or any other provision within this Plan to the contrary (including the Appendices hereto), an Employer shall not make a matching contribution with respect to (i) any contribution to the Plan of PRP Compensation or (ii) any catch-up contribution made pursuant to Section 4.1(d).
4.    The first paragraph of Article 4 of each of Appendix 3 (ES/IEWS Employees), Appendix 4 (Night Vision Employees), Appendix 5 (Electronic Systems Employees), Appendix 6 (PMRF Employees) and Appendix 7 (Benefit Group Employees) hereby is amended to replace the phrase “Section 4.2(a)-(f)” therein with the phrase “Section 4.2(a)-(c)”.
5.    The first sentence of Appendix 6 (PMRF Employees) hereby is amended in its entirety to read as follows:
This Appendix 6 applies to any person employed by Harris Critical Networks, Pacific Missile Range Facility, other than an Excluded PMRF Individual (a “PMRF Employee”).
FURTHER RESOLVED, that for the avoidance of doubt, in the case of an Eligible Employee who ceases to be eligible to participate in the Plan at and as a result of Closing, the rate of matching contribution applicable to any pre-tax, designated Roth and after-tax contributions of such Eligible Employee made with respect to any eligible compensation paid after Closing will be governed by the Plan as in effect immediately prior to this Amendment Number Nine, and this Amendment Number Nine shall be interpreted accordingly.
APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on this 28th day of April, 2017.
/s/ James P. Girard
Jim Girard, Chairperson